As filed with the Securities and Exchange Commission on April 21, 2004

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HUDSON UNITED BANCORP
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	22-2405746 (I.R.S. Employer Identification No.)

1000 MacArthur Boulevard
Mahwah, New Jersey 07430
(Address, including zip code, of registrant’s principal executive offices)

HUDSON UNITED BANCORP RESTRICTED STOCK PLAN
(Full Title of the Plan)

Kenneth T. Neilson,
Chairman, President and
Chief Executive Officer
Hudson United Bancorp
1000 MacArthur Boulevard
Mahwah, New Jersey 07430
(201) 236-2600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

_________________

With a Copy to:

Ronald H. Janis, Esq.
Pitney Hardin LLP
P.O. Box 1945
Morristown, New Jersey 07962
(973) 966-8263

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering Price (1)	Amount of registration fee

Common Stock, no par value	1,000,000 Shares	$35.725	$35,725,000	$4,526.36

(1)

Estimated solely to calculate the registration fee, in accordance with Securities Act Rules 457(c) and 457(h), based upon the average of the high and low sales price of the registrant's Common Stock on the New York Stock Exchange on April 20, 2004.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	Plan Information.

Not filed with this Registration Statement.

ITEM 2.	Registrant Information and Employee Plan Annual Information.

Not filed with this Registration Statement.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents filed by Hudson United Bancorp (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

2.	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2003.

3.	The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed by the Company pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Certain legal matters relating to the issuance of the shares of the Company’s Common Stock offered hereby have been passed upon by Pitney Hardin LLP counsel to the Company. Attorneys in the law firm of Pitney Hardin LLP beneficially own 284 shares of the Company’s Common Stock as of April 21, 2004.

ITEM 6.	Indemnification of Directors and Officers.

(a)	Limitation of Liability of Directors and Officers. Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its certificate of incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provisions shall not relieve a director or officer from liability for any breach of duty based upon an action or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. Article X of the Company’s Amended and Restated Certificate of Incorporation includes limitations on the liability of officers and directors to the corporation and its shareholders the fullest extent permitted by New Jersey law.

(b)	Indemnification of Directors, Officers, Employees and Agents. Under Article VI of its Amended and Restated Certificate of Incorporation, the Company must, to the fullest extent permitted by law, indemnify its directors, officers, employees and agents. Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys’ fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

(c)	Insurance. The Company maintains insurance policies insuring the Company’s directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations.

ITEM 7.	Exemption from Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

5	Opinion Letter of Pitney Hardin LLP regarding legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Pitney Hardin LLP (contained in its opinion letter).

99	Hudson United Bancorp Restricted Stock Plan.

ITEM 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mahwah, State of New Jersey, on April 21, 2004.

HUDSON UNITED BANCORP By: KENNETH T. NEILSON —————————————— Kenneth T. Neilson Chairman, President and Chief Executive Officer

HUDSON UNITED BANCORP By: JAMES W. NALL —————————————— James W. Nall Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/	KENNETH T. NEILSON —————————— Kenneth T. Neilson	Chairman, President, Chief Executive Officer and Director	April 21, 2004

/s/	JAMES W. NALL —————————— James W. Nall	EVP, CFO (Principal Financial Officer)	April 21, 2004

/s/	RICHARD ALBAN —————————— Richard Alban	SVP, Controller (Principal Accounting Officer)	April 21, 2004

/s/	ROBERT J. BURKE —————————— Robert J. Burke	Director	April 21, 2004

/s/	DONALD P. CALCAGNINI —————————— Donald P. Calcagnini	Director	April 21, 2004

/s/	JOAN DAVID —————————— Joan David	Director	April 21, 2004

/s/	BRYANT D. MALCOLM —————————— Bryant D. Malcolm	Director	April 21, 2004

/s/	W. PETER McBRIDE —————————— W. Peter McBride	Director	April 21, 2004

/s/	CHARLES F.X. POGGI —————————— Charles F.X. Poggi	Director	April 21, 2004

/s/	DAVID A. ROSOW —————————— David A. Rosow	Director	April 21, 2004

/s/	JOHN H. TATIGIAN JR. —————————— John H. Tatigian Jr.	Director	April 21, 2004

INDEX TO EXHIBITS

Exhibit No.	Exhibit

Exhibit 5	Opinion Letter of Pitney Hardin LLP regarding legality of securities.

Exhibit 23.1	Consent of Ernst & Young LLP.

Exhibit 23.2	Consent of Pitney Hardin LLP (contained in the opinion included as Exhibit 5)

Exhibit 99	Hudson United Bancorp Restricted Stock Plan